ASSET PURCHASE AGREEMENT
                            ------------------------

      THIS AGREEMENT made this 30th day of September, 2004, by and between Armor Insurance Group, Inc., 3203 Corporate Court, Ellicott City, MD 21042, a wholly owned subsidiary of BUCS Financial Corp, a corporation organized and existing under the laws of the State of Maryland, whose official address is 10455 Mill Run Circle, Owings Mills, MD 21117 (hereinafter individually or collectively referred to as "Seller") and Russell Insurance Group, Inc., a corporation organized and existing under the laws of the State of Maryland, whose official address is 2526 West Liberty Road, Westminster, MD 21157 (hereinafter referred to as "Purchaser").

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, Seller is and/or operates an enterprise that is engaged in the business of selling insurance (the "Business") and that has its principal place of business at 3203 Corporate Court, Ellicott City, MD 21042 (the "Premises"); and

         WHEREAS, Seller is willing to sell the Acquired Assets of the Business and Purchaser is ready, willing, and able to buy the same on the terms and subject to the obligations herein stated;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

         1. ASSETS TO BE TRANSFERRED:  Seller agrees to convey, sell, assign and
            ------------------------
transfer the following assets (collectively "Acquired Assets of the Business"):

         1.1  Property.  Goodwill,  stock in trade,  right to use the trade name
              --------

          (Armor Insurance Group, Inc.), all licenses pertaining to the business (to the extent such licenses are transferable), all expiration lists, all customer lists and all files used or useful in the Business. All such lists and files shall be set forth on Exhibit "A" hereto (the "List") and hereby incorporated by reference.

         1.2 Telephone  Number.  The telephone number or numbers utilized in the
             -----------------
         operations of the Business (i.e.  410-461-4434).

         1.3 Computer Server.  The Computer Server (Server)  currently utilized
             ---------------
         by the Seller in connection with storing all information related to the business operations of the Seller and any software that might be required in order for the Purchaser to retrieve and/or transfer all pertinent client/customer information contained in the Server and required for Purchaser to continue to service such customer/client.

         Other than the Acquired Assets specifically set forth in this Agreement, the Purchaser has purchased no other assets and assumes no liabilities that are not specifically assumed or transferred under the terms and conditions of this Asset Purchase Agreement.

         2. TERMINATION OF LEASE AND TRANSFER OF LICENSE: Seller understands and
            --------------------------------------------
acknowledges that Purchaser shall not continue to rent any space under the Lease between the Seller and the Seller's Landlord and that Seller shall assume any and all responsibility with respect to said Lease; however, Purchaser shall have the right to full use of the Premises for sixty (60) days after the date of Closing. Seller further agrees to indemnify and hold harmless Purchaser with respect to any costs, expenses or fees incurred by Purchaser as a result of the Lease. Seller further agrees to use its best efforts to assist Purchaser in its efforts to secure the transfer of Seller's Maryland state insurance license "license")to Purchaser, to the extent required by Purchaser to utilize the List in connection with Purchaser's business. In the event that the Purchaser shall need to operate under Seller's current license to obtain payments of any kind,

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

Purchaser shall have the right, to the extent allowable by law, to operate under Seller's current license until Purchaser may either transfer the insurance to another insurance carrier or obtain authorization to "write" insurance for the underwriter or underwriters utilized by Seller. Seller's commitment shall include the signing of any documents required to permit the transfer of any license. Purchaser should use its best efforts to effectuate the transfers provided above.

         3.  PURCHASE  PRICE:  Purchaser  agrees to pay Seller  certain  sums as
             ---------------
follows:

         3.1 Purchaser agrees to pay Seller the sum of Fourteen Thousand Five Hundred Dollars in currency of the United States of America (U.S.$14,500) for the commissions earned by Purchaser from the BUCS Financial Corp account(s). Payment shall be made at the Final Closing expected to occur on or about April 30, 2005. As set forth in Section 5.5, the Seller commits to continue its use of the Purchaser to service such accounts and, if Seller fails to satisfy the requirements set forth in Section 5.5 shall, in addition to the requirements stipulated in Section 5.5, reimburse the Purchaser the full balance of Fourteen Thousand Five Hundred Dollars in currency of the United States of America (U.S.$14,500) plus any prepaid commissions charged back to the Purchaser by the carrier of such policies.

         3.2. Purchaser shall also pay to Seller an amount equal to two times the annual commission income of the retained Business acquired from Armor Insurance Group, Inc., less any amount related to BUCS Financial Corp per
Section 3.1 above (the "Purchase Price"), measured as of December 31, 2004. The amount paid to Seller shall be based upon information contained in insurance company reports, including year-end written premium reports and other such reports as available to the parties in order to determine the active account list as of December 31, 2004. Copies of such year-end reports shall be provided to the Seller or its agent

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

as they are received by Purchaser.

         3.3. Payment of the Purchase Price shall be made to the Seller in two installments. The first installment (the "Initial Payment") will be made to the Seller at Closing, via cashiers or certified check, and shall be based upon a mutually agreed upon estimate of the Purchase Price (the "Estimated Purchase Price"). The Estimated Purchase Price shall equal NINE HUNDRED FORTY-SIX
THOUSAND FIVE HUNDRED NINETY-TWO DOLLARS in currency of the United States of America (U.S.$946,592). The Initial Payment, to be paid to the Seller at Closing, will be seventy-five percent (75%) of the Estimated Purchase Price. The second installment (the "Final Payment") shall be determined by calculating the Purchase Price, in accordance with Section 3.2 above, and subtracting the Initial Payment. The difference will be paid to the Seller; however, under no circumstances shall the Seller receive less than the Initial Payment. (By way of example, the Seller and Purchaser have mutually agreed that the retained business less the BUCS Financial Corp account at December 31, 2004 should be approximately $473,296. This retained business was multiplied by two and the result, $946,592, is the amount of the Estimated Purchase Price. Thus, the Initial Payment equals seventy-five percent (75%) of the Estimated Purchase Price or $709,944, which amount shall be paid to the Seller at Closing. If upon receipt of the 2004 year-end reports from insurance carriers (approximately
April 1, 2005), the retained Business is determined to be only $450,000, the Purchase Price shall equal two times the $450,000 or $900,000. The Final Payment is $190,056, which is calculated by subtracting the Initial Payment of $709,944 from the Purchase Price of $900,000.) The parties agree that the year-end reports from the insurance companies should be obtained and the Purchase Price calculated no later than April 1, 2005 and that the Final Payment shall be paid to

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

the Seller on or before April 30, 2005. Purchaser shall obtain the reports, calculate the Final Payment in accordance with the terms and conditions of this paragraph and provide both the reports and the calculation to the Seller. The parties further agree that in the event of a delay in the Purchaser receiving the reports from the insurance carriers, or in the event of disagreement with the amount of the retained Business or Final Payment, the deadlines for the Final Payment due to Seller shall be extended for a period of ninety (90) days. The amount paid under this Paragraph 3 shall be allocated in the manner set forth in Section 4 of this Agreement.

         The parties also agree that any and all Commissions paid or received after September 30, 2004 shall remain the sole and exclusive property of Purchaser. Any commissions paid to or received by Seller or any principal, officer or director of Seller shall immediately be turned over to Purchaser.

         The Purchase Price, as determined under this Section 3, shall be paid via cashiers or certified check on the day of closing.

         4. PURCHASE PRICE ALLOCATION:  The Purchase Price shall be allocated as
            -------------------------
         follows:

        (a) Goodwill                                    $ 473,046
        (b) Customer Lists,  Expiration Lists, etc.     $ 473,046
        (c) Equipment                                   $ 500

         The parties further provide that they shall jointly agree and file an IRS form 8594 as required by Section 1060 of the Internal Revenue Code of 1986, as amended.

         5. CONTINGENCIES.  This Agreement and Purchaser's obligation to perform
            -------------
hereunder is expressly contingent upon the following events:

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

         5.1 The transfer by the Seller to the Purchaser of all licenses and permits and approvals of the facility by all regulatory authorities.

         5.2 The transfer of the Business and the List be specifically approved by the carriers utilized by the Seller in connection with the same.

         5.3 Seller shall comply with the other terms and conditions imposed by this Agreement.

         5.4. All employees or agents of Seller currently employed or working as of the date of this Agreement, in any capacity, with, for or on behalf of the Seller relating to the Business, shall have executed a non-solicitation and confidentiality agreement with Seller, in a form and with terms and conditions satisfactory to Purchaser as contained in Exhibit C as set forth in Section 7 of this Agreement.

         5.5 That BUCS Financial Corp shall enter into an agreement with Purchaser to continue to utilize the services of Purchaser for its corporate bonding, liability and employee medical benefit insurance coverage through the dates referenced below:

         Corporate bonding and liability             February 28, 2007

         Employee medical benefit coverage           September 30, 2007

This Agreement shall provide that BUCS Financial Corp shall not compete or solicit former clients of Seller. Said Agreement is attached hereto as Exhibit B, made a part hereof and hereby incorporated by reference.

         If any contingency is not satisfied, Purchaser shall, in its sole and absolute discretion, have the option to: (a) extend the closing date for ninety
(90) days, (b) waive the contingency and

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

close with a reduced Purchase Price or (c) terminate the Agreement. Nothwithstanding the foregoing, if the transaction does not close by November 30, 2004, due to the failure of the Purchaser to meet its obligations under this Agreement, Seller may terminate the Agreement upon providing Purchaser five (5) business days written notice.

         6.  CLOSING.  Purchaser  and  Seller  agree to make full  closing on or
             -------
before the 1st day of October, 2004 at the offices of Richard G. Solomon, 15245 Shady Grove Road, Suite 355, Rockville, Maryland 20850 or at such other place as the parties may mutually agree. Seller agrees to give possession at time of Closing.

         On the day of and prior to Closing, representatives of Seller and Purchaser shall inspect the Business and all items listed on the List.

         All notices of violations of orders or requirements noted or issued by any governmental authority, or actions in any Court on account thereof against or affecting the Business or the Seller or its owners or operators at or before the date of Closing, shall be complied with at Seller's expense, and a reasonable sum may be escrowed from Seller's proceeds by Purchaser to accomplish such compliance.

         Risk of loss or damage to the Business or its assets, including but not limited to the assets on the List, by fire, theft, or other casualty, is assumed by Seller until Closing.

         All expenses of the Business shall be adjusted as of date of Closing.

         7.  NON-SOLICITATION  AND  COVENANT  NOT TO COMPETE.  All  employees or
             -----------------------------------------------
agents of Seller currently employed or working as of the date of this Agreement, in any capacity, with, for or on behalf of the Seller relating to the Business, shall execute a non-solicitation and confidentiality agreement with Seller upon terms and conditions satisfactory to

Purchaser in the form attached as Exhibit C of this Agreement or other form as deemed satisfactory to Purchaser. In addition, Seller and Seller's affiliates shall execute a non-competition, non-solicitation and confidentiality agreement for a period of five (5) years following the Closing upon terms and conditions satisfactory to the Purchaser in the form attached as Exhibit B and provided for in Section 5.5 of this Agreement.

         8.  WARRANTIES  OF SELLER.  Seller makes the following  warranties  and
             ---------------------
representations to Purchaser, and acknowledges that Purchaser has entered into this Agreement in reliance upon these representations and warranties:

         8.1. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Maryland and (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified would have a material adverse effect on Seller; and (iii) has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is currently being conducted.

         8.2     Authorization, Execution and Delivery; Agreement Not in Breach.

                  (a) The undersigned, as officers of Seller, have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the proposed transactions have been duly authorized by the entire Board of Directors of Seller

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

and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other agreements and instruments herein contemplated to be executed by Seller have been (or upon execution will have been) duly executed and delivered by Seller and constitute (or upon execution will constitute) legal, valid and enforceable obligations of Seller, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and in the application of equitable principles and judicial discretion.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a material violation or breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice, or both, would constitute such a default under), or conflict with, or permit the acceleration of, any material obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which Seller is a party or by which Seller is bound, the Articles of Incorporation and Bylaws of Seller; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which Seller is bound, or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Seller or its properties of Seller; or result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Seller.

         8.3 No Legal Bar. The Seller is not a party to, or subject to or bound by, any material agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any

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

court or other governmental authority or body of competent jurisdiction, or any law which would prevent the execution of this Agreement by Seller, the delivery thereof to Purchaser or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against Seller in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith, or, in connection with any of the transactions contemplated hereby, is at issue.

         8.4 Government and Other Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental, regulatory or administrative authority is required to be made or obtained in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement nor is any consent or approval required from any landlord, licensor or other nongovernmental party which has granted rights to Seller in order to avoid forfeiture or impairment of such rights.

         8.5 Licenses, Franchises and Permits. Seller is licensed to operate as a general insurance agency in the State of Maryland. Seller holds all licenses, franchises, permits and authorizations (federal, state and local) necessary for the lawful conduct of its businesses. No violations are or have been recorded in respect to the licenses, franchises, permits or authorizations, and the benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by Seller subsequent to the closing of the transactions contemplated herein without any consent or approval of any governmental, regulatory or administrative authority. Seller has not received notice of day proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is

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

pending or, to the best knowledge of Seller, has been threatened by any governmental, regulatory or administrative authority.

         8.6 Title to the Assets. Seller has good and marketable title to all of its assets detailed on Exhibit A, free and clear of all liens, mortgages, conditional sale and other title retention agreements, pledges, assessments, tax liens and other encumbrances of any nature.

         8.7 Books and Records. The books and records of Seller with respect to the assets set forth on Exhibit A are complete and correct in all material respects, have been maintained in accordance with reasonable and prudent business practices and fairly reflect the basis for the financial condition and results of operations of Seller set forth in the Financial Statements, in accordance with generally accepted accounting principles consistently applied except as may be modified by applicable regulatory accounting principles. Such books and records related to the assets set forth at Exhibit A shall be delivered to the Purchaser as of the date of this Agreement.

         8.8 Insurance Policies. Set Forth on Exhibit D is a complete list and description of all policies of insurance and fidelity bonds, together with the premiums currently payable thereon, providing for fire, property, casualty, business interruption, personal or product liability, workers compensation, errors and omissions, title, and other forms of insurance coverage maintained by Seller to be transferred and sold to Purchaser. All such policies are outstanding and in full force and effect, and the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policy. There was no material inaccuracy in any application for any such insurance or fidelity bond coverage. Such insurance or other coverages are in amounts reasonable and consistent for Seller's business. There is no claim, action, suit, or proceeding arising out of or based upon any such policies of insurance or fidelity bond, and

Seller has no knowledge of the existence of any facts that would constitute a basis for any such claim, action, suit or proceeding. There is no notice of any pending or threatened termination or premium increase or default or omission by Seller with respect to any of such policies or bonds, and Seller is in material compliance with all conditions contained therein. Seller has not, during the current or the prior five (5) fiscal years, been denied or had revoked or rescinded any policy of insurance or fidelity bond coverage. No existing policy or bond is terminable or cancelable, or will terminate or be canceled as a result of the execution, delivery, and consummation of this Agreement. Purchaser shall also include the tail insurance required by Seller in order for Seller to enter into this transaction.

         8.9 Litigation. With the exception of the items listed on Exhibit E there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best knowledge of Seller, threatened against Seller (or in which Seller is plaintiff or otherwise a party thereto), and, to the best knowledge of Seller, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding. There is no continuing order, injunction or decree of any court, arbitrator or governmental or administrative authority to which Seller is a party or to which it or any of its assets is subject. Seller has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conductor practice.

         8.10 Customers and Underwriters. The books and records of Seller contain a correct and complete list of each of the customers and underwriters of Seller who have dealt with Seller

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

during the two (2) years period and to whom the Seller has placed a bid over the six (6) month period ending on the date hereof (the Customers and Underwriters). Seller has taken all commercially reasonable steps to maintain the confidentiality of the Customers. To Seller's best knowledge:

                  (a) None of the Customers, Underwriters, or any other person or entity having material business dealings with Seller, will or may cease to continue such relationship with Seller, or its successor following the Closing;

                  (b) None of the Customers, Underwriters, or any other person or entity having material business dealings with Seller, will or may substantially reduce the extent of such relations with Seller, or its successor following the closing, at any time from or after the Closing;

                  (c) There are no other existing or contemplated material modifications or changes in the business relationship of any Customers or Underwriters with Seller, or its successor following the Closing; and

                  (d) There are no other existing conditions or state of facts or circumstances which have materially adversely affected, or will materially adversely affect, the relationship of Purchaser with Customers or Underwriters after the Business is acquired by Purchaser, or which has prevented or will prevent such Business from being carried on by Purchaser, after the Closing, in essentially the same manner as it is currently carried on.

         8.11 Disclosure. No representation or warranty made by Seller in this or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Seller has disclosed to Purchaser all material information known by the undersigned related to the Assets.

         8.12 Material Agreements. Seller is not a party to any contract, commitment or agreement, and none of its assets are subject to, or bound or affected by, any order, judgment, decree, law statute, ordinance, rule, regulation or other restriction of any kind or character which is not applicable to its business generally, which would, individually or in the aggregate, materially adversely affect Seller or any of its assets. Seller is also not a party or subject to any agreement, contract or other obligation which would require the making of any payment other than payments contemplated by this Agreement, to any other person as a result of the consummation of the transactions contemplated herein.

         8.13 Material Defaults. Seller is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Seller is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of Seller's business.

         ALL OF THE WARRANTIES, REPRESENTATIONS, AND COVENANTS SET FORTH ABOVE ARE RELIED UPON BY PURCHASER, ARE A CONDITION OF THE EXECUTION OF THIS AGREEMENT BY PURCHASER, AND SHALL SURVIVE CLOSING.

         In the event there should be a breach of any of the above warranties, representations, or covenants, Seller will reimburse, indemnify, and hold harmless Purchaser against any and all losses, damages, actions, suits, claims, demands, liabilities, cross judgments, and expense, including all attorney's fees, that Purchaser may incur or be subjected to as a result of or arising out of such breach.

         That the Purchaser shall also warrant to the Seller the representations and warranties contained in Sections 8.1, 8.2, 8.3, 8.4, 8.5, , 8.9, , 8.12 and
8.13 of this Agreement.

         All indemnifications set forth in this Section 8 are intended to survive Closing.

         9.  INDEMNIFICATION.  In the event  that any  third  party  shall  seek
             ---------------
compensation from Purchaser due to Seller's violation of any agency purchase agreement or producer or broker arrangement, Seller shall indemnify and hold harmless Purchaser against any and all losses, damages, actions, suits, claims, demands, liabilities, cross judgments, and expense, including all attorney's fees, that Purchaser may incur or be subjected to as a result of or arising out of such breach. The indemnification set forth in this Section 9 is intended to survive Closing.

         10. USE OF NAME:  Purchaser  shall be  entitled to use the name " Armor
             -----------
Insurance Group, Inc." and derivatives thereof and Seller agrees to execute any documents reasonably requested by Purchaser intended to effectuate the same.

         11.  BROKER:  Purchaser  and Seller  represent  to each other that this
              ------
offer has not been procured by any broker, and that no broker was in any way connected with this transaction. Purchaser shall indemnify, defend and save Seller harmless from and against all costs, expenses or losses should Purchaser's representations prove to be false, and Seller shall indemnify, and save Purchaser harmless from and against all costs, expenses or losses should Seller's representations prove to be false.

         12.  EXPENSE  OF SALE:  Purchaser  and  Seller  will each pay their own
              ----------------
expenses and attorney's fees relating to this transaction.

         13. BULK SALES: To the extent of its  applicability,  if any, Purchaser
             ----------
hereby waives notice of compliance by Seller and Seller's corporate shareholder with the provisions of any applicable bulk transfer law, Article 6 of the Uniform Commercial Code, and any other law affecting bulk transfers, and Seller and Seller's corporate shareholder hereby indemnify Purchaser and shall hold Purchaser harmless for any liability, cost and expense resulting from Seller and Seller's corporate shareholder's failure to comply with the same. In the event that Purchaser must seek contribution from Seller for a failure to comply with this provision, Seller and Seller's corporate shareholder shall pay any and all costs of Purchaser associated with defending such action, including all attorney's fees. The indemnification set forth in this Section 13 is intended to survive Closing.

         14.  SUCCESSION  AND  ASSIGNMENT.  This  Agreement  shall  inure to the
              ---------------------------
benefit of and be binding upon the parties hereto, and upon their legal successors. Neither party shall transfer or assign any or all of the rights, obligations or interests under this Agreement.

         15. NO THIRD PARTY  BENEFICIARIES.  This Agreement does not create, and
             -----------------------------
should not be construed as creating, any rights enforceable by any person not a party to this Agreement.

         16. SEVERABILITY; GOVERNING LAW.
             ---------------------------

         A. Severability. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect. The Agreement shall be governed by the laws of the State of Maryland. The court of the State of

Maryland shall have jurisdiction over any dispute which arises under this Agreement, and each of the parties shall submit and hereby consents to such courts exercise of jurisdiction. In any successful action by either party to enforce this Agreement, the winning party shall be entitled to recover its attorney's fees and expenses incurred in such action.

         B. Governing Law. Each of the provisions of this Agreement shall be enforceable independently of any other provision of this Agreement and independent of any other claim or cause of action. In the event of any dispute arising under this Agreement, it is agreed between the parties that the law of the state mentioned above will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or place of performance thereof.

         C. Jurisdiction. The parties further agree that, since all events related to this document shall occur in Baltimore County, Maryland, the Circuit Court for Baltimore County, Maryland shall have jurisdiction over any litigation resulting under this agreement and Seller hereby consents to such jurisdiction.

         17. NOTICE.  Any notice  required to be given shall be sufficient if it
             ------
is in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to the following:

                           To Purchaser:

                           Russell Insurance Group, Inc.
                           2526 West Liberty Road
                           Westminster, MD 21157

                           With a Copy to:

                           Richard G. Solomon, Esquire
                           15245 Shady Grove Road, Suite 355
                           Rockville, MD 20850

                           To Seller:

                           BUCS Financial Corp
                           10455 Mill Run Circle
                           Owings Mills, MD 21117

                           With a Copy to:

                           Richard Fisch, Esquire
                           Malizia, Spidi & Fisch, PC
                           1100 New York Avenue, NW, Suite 340W
                           Washington, DC 20005


         18. ENTIRE AGREEMENT.  This Agreement contains the entire agreement and
             ----------------
understanding by and between Seller and Purchaser, and no representations, promises, agreements, or understanding, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time.

         19. OTHER ACQUISITIONS AND/OR MERGERS.  Nothing in this Agreement shall
             ---------------------------------
be deemed to restrict the ability of Purchaser or any of its affiliates to acquire or to merge with or into another entity so long as such other transaction shall not materially adversely affect the Parties' ability to consummate or cause a material delay in, or otherwise adversely affect, the transactions contemplated herein.

         20. BREAKDOWN FEE. The parties hereby agree that if Seller is unable to
             -------------
close by November 30, 2004, for any reason whatsoever, Seller shall pay to Purchaser an amount equal to forty thousand dollars ($40,000). Said sum is intended to compensate the Purchaser for expenses incurred Purchaser in connection with the negotiation and preparation of this Agreement.

         21.  OTHER  AGREEMENTS.  Except as provided  herein,  any and all other
              -----------------
agreements heretofore entered into between the Seller and Purchaser are hereby terminated, and each of the parties hereby releases and discharges the other from any and all obligations and liabilities heretofore or now existing by reason of such agreements, it being the intention of the Seller and Purchaser that this Asset Purchase Agreement, effective as of the date hereinabove first written, shall supersede and be in lieu of any and all other prior agreements or understandings between them.

         22.  WAIVER.  No failure or delay of any party to exercise any right or
              ------
remedy pursuant to this Agreement shall affect such right or remedy or constitute a waiver by such party of any right or remedy pursuant thereto or contained therein. If either party shall resort to one form of remedy instead of another form of remedy, such action shall not constitute a waiver of alternative remedies.

         23. TIME IS OF THE ESSENCE:  Seller and Purchaser hereby agree that all
             ----------------------
provisions of this Agreement shall be governed by the principle that Time is of the Essence.

         24. COUNTERPARTS:  This Agreement may be executed simultaneously in two
             ------------
or more photocopied counterparts, each of which shall be deemed an original.

         25.  CONFIDENTIALITY.  This Agreement and the information  contained in
              ---------------
this Agreement shall be confidential and no party to this Agreement shall announce to the public or to the trade or industry any term, condition, or covenant under this Agreement, unless such announcement or disclosure is required for Seller or Purchaser to conduct its business, or unless the Purchaser and the Seller mutually agree to make such announcement or disclosure in writing.

         26. JOINTLY OR COLLECTIVELY DRAFTED/RIGHT TO COUNSEL. This Agreement is
             ------------------------------------------------
the product of negotiations between the parties, each party having the consultation and advice of counsel of their own choosing. This Agreement shall be deemed to have been jointly authored by all parties and shall not be deemed to have been prepared, written or authored solely by either party and shall not be construed against any party. Each party has relied on his or her own counsel and has not relied on the counsel of any other party. In the event that a party does not retain counsel to review this agreement, such party shall be deemed to have waived the right to counsel and the remaining provisions of this Agreement shall remain in full force and effect.

         27. JURY TRIAL  WAIVER.  The parties  hereby waive trial by jury in any
             ------------------
action or proceeding to which Seller and Purchaser may be parties, arising out of or in any way pertaining to this Agreement. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Agreement. This waiver is knowingly, willingly and voluntarily made by the parties and each party hereby represents and warrants that no representations of fact or opinion have been made by any person to induce this waiver of trial by jury or to in any way modify or nullify its effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement, the day and date first above written.


ATTEST:                            Seller:
                                   ------
                                   Armor Insurance Group, Inc.



Daniel Coughlin                    By: /s/Craig Garrett
--------------------------------       -----------------------------------------
                                       Craig Garrett

ATTEST:                            Seller:
                                   ------
                                   BUCS Financial Corp



Daniel Coughlin                    By: /s/Matthew J. Ford
--------------------------------       -----------------------------------------
                                       Matthew J. Ford

ATTEST:                            Purchaser:
                                   ---------
                                   Russell Insurance Group, Inc.



Daniel Coughlin                    By: /s/Frank C. Russell, Jr.
--------------------------------       -----------------------------------------
                                       Frank C. Russell, Jr., President